UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                        SCHEDULE 13G


		Under the Securities Exchange Act of 1934

			(Amendment No. 1)




                     Remec, Inc.
______________________________________________________________________

                        (Name of Issuer)

                 Common Stock, $0.01 par value
______________________________________________________________________

                 (Title of Class of Securities)

                           759543200
 _____________________________________________________________________

                         (CUSIP Number)

                       December 31, 2005
______________________________________________________________________

      (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[x]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






CUSIP No.  759543200



1.	NAME OF REPORTING PERSON
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)

David F. Dury
_____________________________________________________________________

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

	(a) ______________________________________________________
	(b) _______________________________________________________

Not Applicable
_____________________________________________________________________

3.	SEC USE ONLY
_____________________________________________________________________

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America


NUMBER OF       5.	SOLE VOTING POWER

SHARES			642,820
		      	------------------------------------------------
BENEFICIALLY	6.	SHARED VOTING POWER

OWNED BY               2,001,557
                  	------------------------------------------------
EACH   		7.	SOLE DISPOSITIVE POWER

REPORTING              642,820
                 	------------------------------------------------
PERSON WITH     8.	SHARED DISPOSITIVE POWER

                       2,001,557
_____________________________________________________________________

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,001,557
_____________________________________________________________________

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES
_____________________________________________________________________

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

6.897%
_____________________________________________________________________


12.	TYPE OF REPORTING PERSON


IN

_____________________________________________________________________



CUSIP No. 759543200

Item 1(a)    Name of Issuer:

             Remec, Inc.
	     -----------------------------------------------------------

Item 1(b)    Address of Issuer's Principal Executive Offices:

             3790 Via De La Valle
	      Suite 311
             Del Mar, CA 92014
	     -----------------------------------------------------------

_______________________________________________________________________

Item 2(a)    Names of Person Filing:

             David F. Dury
	     -----------------------------------------------------------

Item 2(b)    Address of Principal Business Office:

             440 S. LaSalle Street
             4th Floor
             Chicago, Illinois 60605
	     -----------------------------------------------------------

Item 2(c)    Citizenship:

             United States of America
	     -----------------------------------------------------------

Item 2(d)    Title of Class of Securities:

             Common Stock
	     -----------------------------------------------------------

Item 2(e)    CUSIP Number:

            759543200
	     -----------------------------------------------------------

_______________________________________________________________________


Item 3 If This Statement is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing is a:


        (a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).
		    ----------------------------------------------------

        (b)   [ ]  Bank as defined in Section 3(a)(6) of the Act
		(15 U.S.C. 78c).
		    ----------------------------------------------------

        (c)   [ ]  Insurance company as defined in Section 3(a)(19)
                     of the Act (15 U.S.C. 78c).
		    ----------------------------------------------------
        (d)   [ ]  Investment company registered under Section 8 of
                     the Investment Company Act of 1940 (15 U.S.C. 80a-8).
		    ----------------------------------------------------
        (e)   [ ]  An investment adviser in accordance with section
                     240.13d-1(b)(1)(ii)(E);
		    ----------------------------------------------------
        (f)   [ ]  An employee benefit plan or endowment fund in
                     accordance with section 240.13d-1(b)(1)(ii)(F);
		    ----------------------------------------------------
        (g)   [ ]  A parent holding company or control person in
			accordance with section 240.13d-1(b)(1)(ii)(G);
		    ----------------------------------------------------
        (h)   [ ]  A savings association as defined in Section
                     3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
		    ----------------------------------------------------
        (i)   [ ]  A church plan that is excluded from the definition
		   of an investment company under
                   Section 3(c)(14) of the Investment Company Act of 1940
		   (15 U.S.C. 80a-3);
		    ----------------------------------------------------
        (j)   [ ]  Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

		    ----------------------------------------------------
______________________________________________________________________


Item 4	Ownership*:

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
Item 1.

        (a) 	Amount Beneficially Owned:    2,001,557 (aggregate)

		Comprised of:
		David F. Dury			642,820
		Option Opportunities Company 1,358,737
		--------------------------------------------------------
        (b)	Percent of Class:               	6.897% (aggregate)

		Comprised of:
		David F. Dury			.2.215%
		Option Opportunities Company	4.682%
		--------------------------------------------------------

	(c)	Number of Shares as to Which such Person (David F. Dury) has:


		(i)   Sole power to vote or direct the vote



                      642,820
		--------------------------------------------


		(ii)  Shared power to vote or to direct the vote

                      2,001,557
		--------------------------------------------


		(iii) Sole power to dispose or to direct the
                      disposition of

                      642,820
		 --------------------------------------------

                (iv) Shared power to dispose or to direct the disposition of

                       2,001,557
		       --------------------------------------------
_______________________________________________________________________


Item 5	Ownership of Five Percent or Less of a Class:

Not Applicable

_______________________________________________________________________


Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable
_______________________________________________________________________


Item 7	Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on by the Parent Holding
Company:

Not Applicable

_______________________________________________________________________


Item 8	Identification and Classification of Members of a Group:

Not Applicable

_______________________________________________________________________


Item 9	Notice of Dissolution of Group:

Not Applicable

_______________________________________________________________________


Item 10 Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.



			SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


						Date:	February 6, 2006




						/s/ David F. Dury
						--------------------------
					     	David F. Dury







*David F. Dury disclaims beneficial ownership of the securities reported herein held by Option Opportunities Company.